Exhibit 5.1

Private and Confidential The Directors 4D pharma plc 5th Floor, 9 Bond Court Leeds LS1 2JZ
Our Ref 126270098.1\SM104\655335.07038

DDI +44 (0)207 418 8271

E charles.waddell@pinsentmasons.com

13 September 2021

Dear Sirs

Registration Statement on Form F-1 of 4D pharma plc

1. INTRODUCTION

We have acted for 4D pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers as to English law in connection with the agreement and plan of merger dated 21 October 2020 between the Company, Dolphin Merger Sub Limited (“Merger Sub”) and Longevity Acquisition Corporation (“Longevity”) (the “Merger Agreement”) providing for the merger of Longevity with and into Merger Sub pursuant to the law of the British Virgin Islands (the “Merger”). In connection with the Merger, Longevity novated certain outstanding warrants to subscribe for Longevity shares to the Company (the “Assumed Warrants”). Each Assumed Warrant entitles the registered Warrantholder thereof (the “Warrantholder”) to subscribe for 3.76575 ordinary shares of £0.0025 each in the capital of the Company (“ordinary shares”) at an exercise price of $1.53 per ordinary share (the “Warrant Shares”). The novation was effected by an assumption agreement dated 22 March 2021 entered into between Longevity, the Company and Continental Stock Transfer & Trust Company (the “Assumption Agreement”). The Warrant Shares issuable on exercise of the Assumed Warrants are deliverable to a depositary which will hold the Warrant Shares on behalf of the exercising Warrantholder and will issue American Depositary Shares (“ADSs”) of the Company to such shareholders, with each ADS representing 8 ordinary shares.

This opinion is being furnished in connection with the preparation and filing of the Company’s registration statement on Form F-1 (the “Registration Statement”), the initial draft of which was filed on 13 September 2021 by the Company with the US Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

The existing issued ordinary shares of the Company are admitted to trading, and it is intended that application will be made for the Warrant Shares to be admitted to trading on the AIM market operated by London Stock Exchange plc (“AIM”) for so long as the Company maintains a listing on AIM.

In connection with the filing of the Registration Statement and the potential exercise of Assumed Warrants and issue of Warrant Shares, we have been asked to provide an opinion on certain matters, as set out below.

2. DOCUMENTS EXAMINED

2.1 For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	the Warrant Agreement dated 28 August 2018 between Longevity and Continental Stock Transfer & Trust Company (the “Warrant Agreement”);

(b)	the Assumption Agreement;

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(c)	the form of notice to Continental Stock Transfer & Trust Company (in its capacity as warrant agent) in accordance with the terms of the Warrant Agreement regarding the novation of the Assumed Warrants to the Company;

(d)	a certificate of the company secretary of the Company dated 13 September 2021 (the “Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, accurate, complete and up-to-date in each case) of the following documents:

(i)	the Company’s certificate of incorporation;

(ii)	the Company’s articles of association;

(iii)	the minutes of a meeting of the shareholders of the Company at a general meeting held on 18 March 2021 for the purpose of, inter alia:

i.	by ordinary resolution, authorising the board of directors to allot, inter alia, the Assumed Warrants in accordance with section 551 of the Companies Act 2006 (the “Companies Act”); and

ii.	by special resolution, dis-applying pre-emption rights in respect of, inter alia, the Assumed Warrants in accordance with section 561 of the Companies Act;

(iv)	the minutes of a meeting of a committee of the board of directors of the Company held on 22 March 2021 at which it was resolved, inter alia, to enter into the Assumption Agreement;

(the minutes and resolutions described in 2.1(d)(iii) and (iv) are collectively referred to herein as the “Corporate Approvals”); and

(e)	a copy of the Registration Statement to be filed with the SEC on 13 September 2021.

2.2 For the purposes of giving this opinion, we have made the following enquiries:

(a)	on 13 September 2021 at 10:00 a.m. we carried out an online search of the register maintained by the Registrar of Companies in England and Wales in respect of the Company (the “Company Search”); and

(b)	on 13 September 2021 at 10:29 a.m. we carried out a search in respect of the Company of the Central Registry of Winding-Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2.1(a) – (e) (inclusive), carried out the Searches on the dates and at the times specified, and reviewed the Search Results. We have made no other enquiries concerning the Company or any other matter in connection with the giving of this opinion.

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3. ASSUMPTIONS

3.1	For the purposes of giving this opinion we have assumed (without carrying out any independent investigation or verification in respect of such assumptions) that:

(a)	all signatures, seals and stamps on all documents (including copy documents) examined by us are genuine, complete and accurate;

(b)	in respect of all documents submitted to us electronically through an email signature platform (such as Adobe Sign or DocuSign):

(i)	such documents have been signed electronically and are not “advanced electronic signatures” or “qualified electronic signatures” (each as defined in Regulation (EU) No 910/2014 (the “eIDAS Regulation”));

(ii)	where applicable, the documents have been duly witnessed by witnesses who were physically present when such documents were signed electronically, and each such witness duly observed the act of signing and was aware at that time that he/she was witnessing that signatory’s signature;

(c)	each individual who signs as, or otherwise claims to be, an officer of the Company is the individual he claims to be and holds the office he claims to hold;

(d)	all documents submitted to us as original are authentic and complete and all documents submitted to us in electronic form or as certified photocopies or facsimile transmitted copies or other copies of original documents conform to the originals and that the originals from which such copies were taken were authentic and complete;

(e)	all documents, including the constitutional documents, which we have reviewed are in force and remain accurate, up-to-date and have not been amended, terminated or rescinded, or any provisions thereof varied or waived;

(f)	all documents set out in paragraph 2.1 as having been reviewed by us have been or will be duly executed and, where applicable, delivered on behalf of the parties thereto;

(g)	the Certificate and all documents annexed thereto, as listed in paragraph 2.1(d)(iii) and (iv) (inclusive), are all the relevant minutes and resolutions of the directors of the Company relating to the approval of the entry into the Assumption Agreement by the Company, and necessary for completion of all of the transactions contemplated by the Assumption Agreement;

(h)	the Registration Statement will have become effective in accordance with its terms (and will remain effective on each date Warrant Shares are allotted and issued;

(i)	the information disclosed by the Searches is complete, accurate and up-to-date and included all information which should properly have been disclosed by those Searches; and no step will be taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver will be appointed over or in respect of the assets of the Company, nor will any analogous procedure or step be taken in any jurisdiction which (in either case) has or have not been revealed by the Searches;

(j)	in relation to each of the meetings referred to in paragraphs 2.1(d)(iii) and (iv), all resolutions passed at those meetings have not been or will not be revoked or withdrawn;

(k)	in relation to the meeting referred to in paragraph 2.1(d)(iv), it was duly convened, constituted and held in accordance with all applicable laws and regulations; that a duly qualified quorum of directors was present throughout such meeting and voted in favour of the resolutions and that, in accordance with the Companies Act and each other applicable statutory provision and the articles of association of the Company, all directors of the Company who were present declared their interest in the matters discussed at that meeting and that such directors were duly allowed to count in the quorum;

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(l)	in relation to the general meeting of the shareholders of the Company referred to in paragraph 2.1(d)(iii), it was duly convened, constituted and held in accordance with all applicable laws and regulations and that a duly qualified quorum of shareholders was present throughout such meeting and voted in favour of the resolutions referred to in paragraph 2.1(d)(iii) i-ii;

(m)	all sums payable by a Warrantholder on the exercise of an Assumed Warrant on the exercise of a Warrant shall be paid to the Company before the Warrant Shares are allotted and issued in accordance with the Warrant Agreement;

(n)	following the exercise of an Assumed Warrant, a duly convened and constituted meeting of the board of directors of the Company (or a duly constituted committee of the board of directors of the Company) shall be held in accordance with all applicable laws and regulations; that a duly qualified quorum of directors will be present throughout such meeting and vote in favour of the appropriate resolutions to allot Warrant Shares on the due exercise of the Assumed Warrants and that, in accordance with the Companies Act and each other applicable statutory provision and the articles of association of the Company, all directors of the Company will declare their interest in the matters to be discussed at that meeting of a committee of the board of directors and that such directors will be duly allowed to count in the quorum; that no resolutions passed at such meeting will be amended, withdrawn or revoked prior to the execution of the Assumption Agreement;

(o)	on date that Warrant Shares are allotted and issued, the Company will comply with all applicable laws to allot and issue the Warrant Shares;

(p)	any conditionality on the authority to allot and issue the Warrant Shares will be satisfied or waived by the relevant parties;

(q)	the directors of the Company have acted in good faith and have complied, and will continue to comply, with their duties under the Companies Act and all applicable laws in approving the matters set out in the minutes of each of the meetings referenced in paragraphs 2.1(d)(iii) and (iv), and all transactions contemplated thereby;

(r)	no party will, by reasons of the transactions contemplated by the Corporate Approvals, be in breach of any of their respective obligations under any other agreement, licence, authorisation, consent or similar document or injunction or other court order against or affecting the Company;

(s)	all documents provided to us in draft form prior to the execution of this opinion will, when duly executed by the parties thereto, be in substantially the form examined by us prior to issuing this opinion; and

(t)	the Company is not, nor will be, engaging in criminal, misleading or deceptive conduct, or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated by the Corporate Approvals or any associated activity illegal, void, voidable or unenforceable.

4. OPINION

4.1	Based on the documents referred to in paragraph 2, and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5, and to any matters not disclosed to us, it is our opinion that:

a.	all necessary corporate action on the part of the Company have been taken under English law to authorise the execution of the Assumption Agreement;

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b.	there is nothing under English law (or under the Company’s constitutional documents) which prevents the Company from having agreed to New York law as the governing law for the Assumption Agreement and (on the assumption that the Assumption Agreement creates valid and binding obligations of the parties under New York law) English law will not prevent the obligations of the Company under the Assumption Agreement being valid and binding obligations of the Company, including but not limited to the obligation to allot Warrant Shares on the exercise of the Assumed Warrants; and

c.	upon the allotment of the Warrant Shares in accordance with the Assumption Agreement, the entry of the names of the appropriate persons in the Company’s register of members in respect of the applicable numbers of Warrant Shares, and the admission of those Warrant Shares to trading on AIM (if the ordinary shares are still listed on AIM), the Warrant Shares will be duly and validly issued, credited as fully paid up and not subject to any call for the payment of further capital.

This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5. QUALIFICATIONS

5.1	The opinion set out in paragraph 4 is subject to the following qualifications:

a.	the records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented an, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

b.	our opinion relates only to the Warrant Shares to be allotted and issued upon the valid exercise of the Assumed Warrants. We express no opinion in respect of the ADS or in respect of any other securities of the Company; and

c.	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the exercise of the Assumed Warrants, the allotment and issue of the Warrant Shares, the proposal to issue the ADSs or to trade the Warrant Shares in ADSs, or as to tax matters generally.

6. LAW

This opinion is confined to matters of English law as applied by the English courts as the date of this opinion.

This opinion and any non-contractual obligations connected with it are given on the basis that they will be governed by and construed in accordance with English law and the English courts shall have exclusive jurisdiction in respect of any disputes or other matters that arise out of or in connection with them.

We express no opinion on, and have taken no account of, the laws or regulations of any jurisdiction other than England and Wales. We express no opinion on the effect of documents governed by laws other than English law.

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7. CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Pinsent Masons LLP
Pinsent Masons LLP

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